Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of Devvstream Corp. on Form S-1 of our report dated April 5, 2024, with respect to our audits of the financial statements of Focus Impact Acquisition Corp. as of December 31, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, appearing in this Registration Statement. We were dismissed as auditors on March 7, 2025 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY
August 22, 2025